Exhibit 4.11(b)


                              AMENDMENT AND WAIVER
                              --------------------


                  Reference is hereby made to that certain Cannondale Corporation 8% Convertible Subordinated Debenture due April 28, 2004 (the " CONVERTIBLE DEBENTURE") issued by Cannondale Corporation (the "COMPANY") to James R. Pyne, or his registered assigns (the "HOLDER"). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Convertible Debenture.

                  WHEREAS, on April 27, 2001, the Company issued the Convertible Debenture to the Holder.

                  WHEREAS, Section 5(c) of the Convertible Debenture provides that the Conversion Price shall be adjusted in the event the Company issues, in certain circumstances, options, warrants or rights to subscribe for shares of the Company's Common Stock or securities exchangeable for or convertible into shares of the Company's Common Stock.

                  WHEREAS, Section 5(d) of the Convertible Debenture provides that the Conversion Price shall be further adjusted in the event of any change in the exercise price of such options, warrants or rights to subscribe for shares of the Company's Common Stock or any securities exchangeable for or convertible into shares of the Company's Common Stock.

                  WHEREAS, the Company expects to issue to Pegasus Partners II, L.P. ("PEGASUS") certain warrants (the "PEGASUS WARRANTS") to purchase 2,944,552 million shares of the Company's Common Stock (the "PEGASUS WARRANT SHARES") (which will represent 19.5% of the Company's Common Stock on a fully-diluted basis on the date of issuance of the Pegasus Warrants), at an initial exercise price of $2.05 per share, in connection with the purchase by Pegasus of $25 million principal amount of the Company's Senior Notes (the "PEGASUS NOTES").

                  WHEREAS, the Pegasus Warrants will provide that the number of Pegasus Warrant Shares will be reduced by two thirds in the event that the Company fully repays the Pegasus Notes within 18 months after the date of issuance of such Notes (the "18 MONTH CLAWBACK") and will be reduced by one half in the event that the Company does not fully repay the Pegasus Notes within 18 months after the date of issuance of such Notes but does fully repay the Pegasus Notes within 24 months after the date of issuance of such Notes (the "24 MONTH CLAWBACK," and together with the 18 Month Clawback, the "CLAWBACKS") and further provides that such respective portions of the Pegasus Warrant Shares will not be exercisable at any time such portions are subject to the Clawbacks.

                  WHEREAS the Company has asked the Holder to waive the application of Section 5(c) with respect to 8,391 Pegasus Warrant Shares (which represents the number of shares necessary to provide Pegasus with warrants to purchase 19.5% of the Company's Common Stock on a fully-diluted basis after giving effect to the increased number of shares issuable upon conversion of the Convertible Debenture and the similar debenture issued to Joseph S. Montgomery (collectively, the "CONVERTIBLE DEBENTURES") resulting from the application of the anti-dilution provisions of the Convertible Debentures in connection with the issuance of the Pegasus Warrants).


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                  WHEREAS, the Company has also asked the Holder to delay the application of Section 5(c) with respect to the portions of the Pegasus Warrants subject to the Clawbacks in order to delay the adjustment to the Conversion Price that would result from such application until such time as such portions of the Pegasus Warrant Shares become exercisable upon expiration of the Clawbacks.

                  WHEREAS, the Company has asked the Holder to amend Section 5(d) to exclude therefrom further adjustments in the Conversion Price resulting from any change in the consideration per share provided for in any options, warrants or rights to subscribe for shares of Common Stock or any securities exchangeable for or convertible into shares of Common Stock solely as a result of any provisions contained therein designed to protect against dilution.

                  WHEREAS, the Holder is willing to agree to the requested waiver, delay and amendment, but only upon the terms and subject to the conditions set forth herein.

                  NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Holder and the Company hereby agree as follows:

                  1. The Holder hereby waives any application of Sections 5(b) and 5(c) of the Convertible Debenture with respect to the number of Pegasus Warrant Shares in excess of 2,936,161 shares of the Company's Common Stock.

                  2. The Holder hereby waives the application of Section 5(c) of the Convertible Debenture with respect to the portions of the Pegasus Warrant Shares subject to the Clawbacks unless and until such portions of the Pegasus Warrant Shares become exercisable upon expiration of the 18 Month Clawback and the 24 Month Clawback, respectively.

                  3. Section 5(d) of the Convertible Debenture is hereby amended by inserting the parenthetical phrase "(other than pursuant to any provisions contained therein designed to protect against dilution)" after the phrase "If the consideration per share provided for in any options, warrants or rights to subscribe for shares of Common Stock or any securities exchangeable for or convertible into shares of Common Stock changes at any time" appearing in the first sentence of such Section.

                  4. The Convertible Debenture shall otherwise remain in full force and effect.

                  5. This parties hereto agree that this Amendment and Waiver may be executed and delivered in counterparts and by facsimile signature.





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                  IN WITNESS WHEREOF, the parties have executed this Amendment and Waiver as of the 26th day of July 2002.


CANNONDALE CORPORATION



By: /s/  William A. Luca
    ----------------------------------------
    William A. Luca
    Vice President of Finance, Chief Financial Officer
    and Chief Operating Officer



    /s/  James R. Pyne
    -----------------------------------------
    James R. Pyne




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